UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 29, 2004

OXFORD FINANCE CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	000-50049	01-0615368
(State or other jurisdiction incorporation) of	(Commission File Number)	(I.R.S. Employer Identification No.)

133 North Fairfax Street
Alexandria, VA 22314
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (703) 519-4900

Item 5. Other Events and Regulation FD Disclosure.

     On January 29, 2004, Oxford Finance Corporation (the “Company”) announced that it had entered into a definitive Asset Purchase Agreement (the “Agreement”) with Oxford Acquisition Corp, a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Sumitomo Corporation of America, a New York corporation and integrated global trading firm with diversified investments in businesses producing both capital and consumer products (“Sumitomo”). Under the Agreement, Purchaser will acquire all of the assets and assume certain liabilities related to the Company’s business of providing senior secured equipment financing primarily to emerging-growth life science companies (the “Business”), including, without limitation, all of the Company’s financing contracts, leases, securities or warrants issued in connection with any financing contract and all intangible assets, such as the rights to use the name “Oxford Finance Corporation”.

     During the second half of 2003, the Company engaged a financial advisor (i) to investigate various strategic alternatives that the Company may wish to pursue, including a possible sale of the Company; and (ii) to assist management and the board of directors with analyzing these alternatives. After reviewing the various alternatives and analyzing comparative transactions, the Company entered into purchase price, transaction and related negotiations with Sumitomo. The parties determined that the purchase price for the assets would consist of an initial payment at the closing of $49 million in cash and an additional contingent payment of up to $2 million, which shall be paid within 90 days of the closing and is subject to certain post-closing adjustments fully described in the Agreement.

     The Company expects the transaction to close during its first quarter of 2004, subject to certain customary closing conditions, including, without limitation, the approval of the Agreement by the Company’s stockholders.

Item 7. Financial Statements and Exhibits.

(c)	Exhibits

The following exhibits are filed as a part of this report:

99.1	Letter distributed to Company Stockholders, dated January 29, 2004

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 29, 2004	Oxford Finance Corporation

	By:	/s/ J. Alden Philbrick IV

J. Alden Philbrick IV
President and Chief Executive Officer

EXHIBIT INDEX

99.1	Letter distributed to Company Stockholders, dated January 29, 2004